Exhibit 99.1

WorldHeart Announces Levacor VAD Implant at Jewish Hospital, Louisville

Salt Lake City, UT – July 6, 2010 (GlobeNewswire via COMTEX): World Heart Corporation (WorldHeart) (Nasdaq:WHRT), a developer of mechanical circulatory systems, announced today that Jewish Hospital in Louisville, Kentucky, successfully implanted a Levacor™ Ventricular Assist Device (VAD) in the Bridge-to-Transplant (BTT) clinical study. This is the eighth implant of the Levacor VAD in the fourth implanting center in the study.

Dr. Mark Slaughter,  Chief of the Division of Thoracic and Cardiovascular Surgery, Jewish Hospital/University of Louisville, and surgical co-Principal Investigator of the study at Jewish Hospital indicated, “I am excited by our initiation of patient enrollment in this study. We are pleased to provide a fully magnetically levitated VAD therapy to our late-stage heart failure patients. This is part of our ongoing efforts to find ways to reduce complications and improve outcomes.”

Mr. J. Alex Martin, WorldHeart's President and Chief Executive Officer noted, "We are pleased to continue to expand the BTT clinical study at Jewish Hospital led by Dr. Mark Slaughter, a top thought leader in mechanical circulatory support therapy.  "

About the Levacor VAD and World Heart Corporation

The Levacor VAD is the only fully magnetically levitated, bearingless, implantable centrifugal pump to move into clinical trial.  By using magnetic levitation to fully suspend a spinning rotor, the Levacor VAD's only moving part, the pump is designed to eliminate wear and to provide unobstructed clearances for blood flow across a wide range of operation.

WorldHeart is a developer of mechanical circulatory support systems based in Salt Lake City, Utah with additional facilities in Oakland, California, USA. WorldHeart's registered office is in Delaware, USA.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include all statements relating to WorldHeart's BTT clinical study of the Levacor VAD, including those related to the timely enrollment of patients and centers in the study, VAD experience and clinical expertise of the participating centers, and the progress of WorldHeart's clinical development program. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: risks involved in the clinical trials of the Levacor VAD; timely enrollment of centers and patients in the Levacor BTT clinical study; VAD experience and clinical expertise of the participating centers; risks in product development, regulatory approvals and market acceptance of and demand for WorldHeart's products; and other risks detailed in WorldHeart's filings with the U.S. Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Report on Form 10-Q for the three months ended March 31, 2010.

www.worldheart.com
SOURCE World Heart Corporation
Mr. Morgan Brown of World Heart Corporation, +1-801-303-4361